Exhibit (a)(iii)

COHEN & STEERS TAX-ADVANTAGED

PREFERRED SECURITIES AND INCOME FUND

AMENDED AND RESTATED DECLARATION OF TRUST

This AMENDED AND RESTATED DECLARATION OF TRUST is adopted as of the date set forth below by the Board (as defined herein).

ARTICLE I

FORMATION; CERTIFICATE OF TRUST

The Trust (as defined herein) is a statutory trust within the meaning of the Maryland Statutory Trust Act, as amended from time to time (“Act”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the “Code”)). The sole initial Trustee formed the Trust by filing a Certificate of Trust with the State Department of Assessments and Taxation of Maryland on November 14, 2019 (as amended or restated from time to time, the “Certificate of Trust”). In accordance with the initial Declaration of Trust adopted by the sole initial Trustee, the Trustees have amended and restated the Declaration of Trust as provided herein.

ARTICLE II

NAME

The name of the Trust is Cohen & Steers Tax-Advantaged Preferred Securities and Income Fund (the “Trust”).

Under circumstances in which the Board of Trustees of the Trust (the “Board of Directors” or “Board”; each Trustee of the Trust is hereinafter referred to as a “Director”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1. Purposes. The purposes for which the Trust is formed are to conduct the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any other lawful act or activity for which statutory trusts may be formed under the laws of the State of Maryland as now or hereafter in force.

Section 3.2. Powers. The Trust shall have all of the powers granted to statutory trusts by the Act and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust. Without limiting the generality of the foregoing sentence, the Trust shall have the general powers set forth in Section 12-201 of the Act.

ARTICLE IV

RESIDENT AGENT

The name and address of the resident agent of the Trust are as set forth in the Certificate of Trust. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. General Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), if any, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Directors and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and assets of the Trust (the “Trust Property”). The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland or any other applicable laws.

Section 5.2. Certain Specific Powers.

(a) The Board of Directors shall not in any way be bound or limited by present or future laws, rules, regulations, or customs in regard to investments by fiduciaries, but shall have full authority and power to authorize the Trust to make, invest and reinvest in, to buy or otherwise acquire, to hold, for investment or otherwise, to borrow, to sell, terminate, exercise or otherwise dispose of, to lend or to pledge, to write, enter into, engage, trade or deal in any and all investments or investment strategies as they may deem proper at any time and from time to time to accomplish the purpose of the Trust.

(b) To the maximum extent permitted by applicable law, in furtherance of, and in no way limiting, the foregoing, the Board of Directors shall have power and authority to authorize the Trust:

(i) to invest and reinvest cash and other property, to hold cash or other property uninvested, and to subscribe for, invest in, reinvest in, purchase or otherwise acquire, own, hold, pledge, sell, assign, transfer, exchange, distribute, write options on, lend or otherwise deal in or dispose of or enter into contracts for the future acquisition or delivery of securities and other instruments and property of every nature and kind, including, without limitation, shares or interests in open-end or closed-end companies or other pooled investment vehicles, common and preferred stocks, warrants and rights to purchase securities, all types of bonds, debentures, stocks, negotiable or non-negotiable instruments, loans, obligations, participations, other evidences of indebtedness, certificates of deposit or indebtedness, commercial paper, repurchase agreements, bankers’ acceptances, derivative instruments, and other securities or properties of any kind, issued, created, guaranteed, or sponsored by any and all persons, including without limitation, states, territories, and possessions of the United States and the District of Columbia and any political subdivision, agency, or instrumentality thereof, and foreign government or any political subdivision of the United States Government or any foreign government, or any international instrumentality, or by any bank or savings institution, or by any corporation or organization organized under the laws of the United States or of any state, territory, or possession thereof, or by any corporation or organization organized under any foreign law, or engage in “when issued” or delayed delivery transactions and in all types of financial instruments and hedging and risk management transactions; change the investments of the assets of the Trust; and to exercise any and all rights, powers, and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more persons to exercise any of said rights, powers, and privileges in respect of any of said instruments;

(ii) to sell, exchange, lend, pledge, mortgage, hypothecate, lease, or write options (including, options on futures contracts) with respect to or otherwise deal in any property rights relating to any or all of the assets of the Trust;

(iii) to vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property and to execute and deliver proxies or powers of attorney to such person or persons as the Board of Directors shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Board of Directors shall deem proper;

(iv) to exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

(v) to hold any security or property in any form, whether in bearer, unregistered or other negotiable form, or in its own name or in the name of a custodian or sub-custodian or a nominee or nominees or otherwise;

(vi) to consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer of any security which is held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer; and to pay calls or subscriptions with respect to any security held in the Trust;

(vii) to join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Board of Directors shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Board shall deem proper;

(viii) to litigate, compromise, arbitrate or otherwise adjust claims in favor of or against the Trust or any matter in controversy, including, but not limited to, claims for taxes;

(ix) to enter into joint ventures, general or limited partnerships and any other combinations or associations;

(x) to borrow funds or other property in the name of the Trust exclusively for Trust purposes and in connection therewith issue notes or other evidence of indebtedness and to mortgage and pledge the Trust Property or any part thereof to secure any or all of such indebtedness;

(xi) to endorse or guarantee the payment of any notes or other obligations of any person, to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof, and to mortgage and pledge the Trust Property or any part thereof to secure any of or all of such obligations;

(xii) to purchase and pay for entirely out of Trust Property such insurance as the Board of Directors may deem necessary or appropriate for the conduct of the business, including, without limitation, insurance policies insuring the assets of the Trust or payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders (as defined below), Directors, officers, employees, agents, investment advisers, principal underwriters, or independent contractors of the Trust, individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as Director, officer, employee, agent, investment adviser, principal underwriter, or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against liability;

(xiii) to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans and trusts, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Directors, officers, employees and agents of the Trust;

(xiv) to operate as and carry out the business of an investment company, and exercise all the powers necessary or appropriate to the conduct of such operations;

(xv) to enter into contracts of any kind and description;

(xvi) to employ as custodian of any assets of the Trust one or more banks, trust companies or companies that are members of a national securities exchange or such other entities as custodians of the Trust, subject to any conditions set forth in this Declaration of Trust or in the Bylaws;

(xvii) to employ auditors, counsel or other agents of the Trust, subject to any conditions set forth in this Declaration of Trust or in the Bylaws;

(xviii) to interpret the investment policies, practices, or limitations of the Trust;

(xix) to select brokers, dealers, futures commission merchants, banks or any agents or other entities, as appropriate, with which to effect transactions in securities and other instruments or investments including, but not limited to, stocks, bonds, currencies, futures, forwards, swaps and other instruments including money market instruments;

(xx) to execute and enter into brokerage contracts, risk disclosure and other agreements reasonable, necessary or convenient in order to transact in the foregoing instruments; and

(xxi) to engage in any other lawful act or activity in connection with or incidental to any of the powers enumerated in this Declaration of Trust or the Bylaws, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

Section 5.3. Duties. Each Director shall have the duties set forth in Section 12-402 of the Act. A Director shall not have any duties, including fiduciary duties under the common law of trusts, or be subject to any duties or other standard of conduct, other than as set forth in the preceding sentence. Without limiting the generality of the foregoing, no Director who has been determined to be an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto) by the Board of Directors shall be subject to any greater liability or duty in discharging such Director’s duties and responsibilities by virtue of such determination than is any Director who has not been so designated. Any action or failure to act by a Director shall be presumed to be in accordance with the duties described in this Section 5.3, and any person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such duties.

Section 5.4. Number of Directors. The number of Directors shall be nine, which number may thereafter be increased or decreased only by the Board of Directors pursuant to the Bylaws. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term.

Section 5.5 Election and Term. On the first date on which the Trust has more than one Shareholder of record (a “Shareholder”), the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Shares (as defined herein) in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes as determined by the Board of Directors, with a class of Directors to serve initially for a term expiring at the first annual meeting of Shareholders subsequent to the classification of the Board (“Class I”), a class of Directors to serve initially for a term expiring at the second annual meeting of Shareholders subsequent to the classification of the Board (“Class II”), and a class of Directors to serve initially for a term expiring at the third annual meeting of Shareholders subsequent to the classification of the Board (“Class III”), with each Director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of the Shareholders, commencing with the first annual meeting of Shareholders subsequent to the classification of Directors, the successors to the class of Directors whose term expires at such meeting shall be elected to serve for a term expiring at the third succeeding annual meeting of Shareholders following the meeting at which they were elected and until their successors are duly elected and qualify.

There shall be no cumulative voting in the election of Directors. Subject to the applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, the Board of Directors shall have the exclusive power to fill vacancies on the Board of Directors in the manner provided in the Bylaws. Except as otherwise provided in the Bylaws, each Director shall be elected by the affirmative vote of the Shareholders entitled to cast a majority of the votes entitled to be cast in the election of Directors.

Section 5.6. Resignation or Removal. Any Director may resign by delivering his or her resignation to the Board, chairman, or secretary, effective upon execution and delivery of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 5.7. Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its Shares or the payment of other distributions on its Shares; the amount of paid in surplus, net assets, net asset value per Share, other surplus, cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Certificate of Trust or Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of Shares) or of the Bylaws; the number of Shares of any class or series; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Directors, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Certificate of Trust, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.8. Legal Title. Legal title to all of the Trust Property shall at all times be vested in the Trust as a separate legal entity, except that the Board of Directors may cause legal title to any Trust Property to be held by, or in the name of (i) one or more of the Directors acting for and on behalf of the Trust, or (ii) any person as nominee acting for and on behalf of the Trust. No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate undivided beneficial interest in the Trust. The Trust, or at the determination of the Board, one or more of the Directors or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country. In the event that title to any part of the Trust Property is vested in one or more Directors, the right, title and interest of the Directors in the Trust Property shall vest automatically in each person who may hereafter become a Director upon his or her due election and qualification. Upon the resignation, removal, death or incapacity of a Director he or she shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Director in the Trust Property shall vest automatically in the remaining Directors. To the extent permitted by law, such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

Section 5.9. Service Contracts.

(a) Advisory, Management and Administrative Services. Subject to such requirements and restrictions as may be set forth under federal and/or state law or regulation and in the Bylaws, including, without limitation, the requirements of the 1940 Act, the Board of Directors may, at any time and from time to time, contract for exclusive or non-exclusive advisory, management and/or administrative services for the Trust or for any series or class with any corporation, trust, association, or other person; and any such contract may contain such other terms as the Board may determine, including, without limitation, authority for the investment adviser to the Trust to supervise and direct the investment of all assets held, and to determine from time to time without prior consultation with the Board what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments; authority for the investment adviser or the administrator of the Trust to delegate certain or all of its duties under such contracts to qualified investment advisers and administrators, or such other activities as may specifically be delegated to such party.

(b) Underwriters. The Board may retain underwriters and/or placement agents to sell Shares and other securities of the Trust. The Board may in its discretion from time to time authorize the Trust to enter into one or more contracts, providing for the sale of securities of the Trust, whereby the Trust may either agree to sell such securities to the other party to the contract or appoint such other party its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Board of Directors may in its discretion determine not inconsistent with the provisions of this Article or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the securities of the Trust. Every such contract shall comply with such requirements and restrictions as may be set forth under federal and/or state law or regulation and in the Bylaws, including, without limitation, the requirements of the 1940 Act, and any such contract may contain such other terms as the Board may determine.

(c) Custodians. The Trust shall at all times employ a custodian or custodians meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act, as custodian with respect to the assets of the Trust. Any custodian shall have authority as agent of the Trust as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the Bylaws and the 1940 Act, including, without limitation, authority:

(i) to hold the securities owned by the Trust and deliver the same upon written order;

(ii) to receive any receipt for any moneys due to the Trust and deposit the same in its own banking department (if a bank) or elsewhere as the Board of Directors may direct;

(iii) to disburse such funds upon orders or vouchers;

(iv) if authorized by the Board, to keep the books and accounts of the Trust and furnish clerical and accounting services; and

(v) if authorized to do so by the Board, to compute the net income or net asset value of the Trust;

all upon such basis of compensation as may be agreed upon between the Board and the custodian.

The Board of Directors may also authorize each custodian to employ one or more sub-custodians from time to time to perform the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Board of Directors, provided that in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.

(d) Central Certificate System. The Board of Directors may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or such other person as may be permitted by the Commission, or otherwise in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities, provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.

(e) Other Entities and Services. Subject to the 1940 Act, the Board of Directors is further empowered, at any time and from time to time, to contract with any entity to provide such other services to the Trust, as the Board of Directors determines.

(f) The fact that:

(i) any of the Shareholders, Directors, or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, investment adviser, administrator, sub-adviser, sub-administrator, principal underwriter, distributor, member, manager, or affiliate or agent of or for any corporation, trust, association, or other person, or for any parent or affiliate of any organization with which an advisory, management, or administration contract, or principal underwriter’s or distributor’s contract, or fund accounting, custody, or transfer agent, shareholder servicing agent or other type of service contract may have been or may hereafter be made, or that any such person, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust; or that

(ii) any corporation, trust, association or other person with which an advisory, management, or administration contract or principal underwriter’s or distributor’s contract, or fund accounting, custody, transfer agent or shareholder servicing agent contract may have been or may hereafter be made also has an advisory, management, or administration contract, or principal underwriter’s or distributor’s or other service contract with one or more other corporations, trusts, associations, or other persons, or has other business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Director or officer of the Trust from voting upon or executing the same, or create any liability or accountability to the Trust or its Shareholders, provided approval of each such contract is made pursuant to the requirements of the 1940 Act.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1. Authorized Shares. The beneficial interest of the Trust shall be divided into an unlimited number of shares of beneficial interest (the “Shares”), initially consisting of common shares of beneficial interest, $.001 par value per share (“Common Shares”).

Section 6.2. Common Shares. Each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Directors may classify and reclassify any unissued Common Shares of any series or class from time to time, in one or more series or classes of Shares, as provided in Section 6.4.

Section 6.3. Preferred Shares. The Board of Directors may classify and reclassify any unissued Shares of any class or series from time to time, in one or more series or classes of Shares, including preferred shares of beneficial interest, $.001 par value per share (“Preferred Shares”), as provided in Section 6.4.

Section 6.4. Series and Classes of Shares. In order to classify or reclassify unissued Shares of any series or class, the Board of Directors shall, without any action by the Shareholders, amend or supplement this Declaration of Trust, including any exhibit or schedule thereto, to (a) establish and designate that series or class to distinguish it from all other series or classes of Shares; (b) specify the number of Shares to be included in the series or class or that the number of Shares of such series or class is unlimited; and (c) set, subject to the provisions of this Section 6.4 and subject to the express terms of any series or class of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series or class. Any of the terms of any series or class of Shares may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such series or class of Shares is clearly and expressly set forth in the amendment or supplement to the Declaration of Trust establishing such series or class of Shares.

Section 6.5. Authorization by Board of Issuance of Shares and other Securities. The Board of Directors may authorize the issuance from time to time of Shares of any series or class, whether now or hereafter authorized, or securities or rights convertible into Shares of any series or class, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration if determined by the Board of Directors), subject to such restrictions or limitations, if any, as may be set forth in the Certificate of Trust, the Declaration of Trust or the Bylaws. When Shares are issued by or at the direction of the Board of Directors, upon receipt of the consideration therefor (or without consideration if determined by the Board), such Shares shall be validly issued, fully-paid and nonassessable. The Board may authorize the issuance from time to time of other securities of the Trust for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board may deem advisable in its sole discretion.

Section 6.6. Dividends and Distributions. The Board of Directors may from time to time authorize, and cause the Trust to declare, such dividends or distributions to Shareholders, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Directors in its discretion shall determine. Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.6 shall be subject to the provisions of any series or class of Shares at the time outstanding. Upon the liquidation and dissolution of the Trust, the holders of the Common Shares, subject to the preferential rights of any Preferred Shares then outstanding, shall be entitled to receive pro rata distributions of the assets of the Trust as may be authorized by the Board and declared by the Trust, after payment or provision for payment of all liabilities of the Trust.

Section 6.7. General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in the Certificate of Trust, the Declaration of Trust and the Bylaws. The Shareholders shall have no interest in the Trust Property and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the Trust Property. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.8. Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.9. Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any series or class of Shares hereafter authorized, the Board of Directors shall have the power to divide or combine the outstanding Shares of any series or class of beneficial interest, without a vote of Shareholders. The Board of Directors may amend the Declaration of Trust, without any action by the Shareholders, to effect any such division or combination of outstanding Shares.

Section 6.10. Redemption of Shares.

(a) No Redemption by Shareholders. The Shares of the Trust are not redeemable by the Shareholders.

(b) Shareholder Information. The holders of Shares or other securities of the Trust shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of Shares or other securities of the Trust as the Board deems necessary or appropriate to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

(c) Board Power to Redeem and Take other Actions. If the Board shall, at any time, determine that direct or indirect ownership of Shares of any series or class thereof has or may become concentrated in any person to an extent that would disqualify the Trust as a regulated investment company under the Code, then the Board shall have the power (but not the obligation), by such means as it deems equitable, to:

(i) call for the redemption (at the net asset value per share determined in accordance with the procedures approved by the Board) by any such person of a number, or principal amount, of Shares sufficient to maintain or bring the direct or indirect ownership of Shares into conformity with the requirements for such qualification,

(ii) refuse to transfer or issue Shares of any series or class thereof to such person whose acquisition of the Shares in question would result in such disqualification, or

(iii) take such other actions as it deems necessary and appropriate to avoid such disqualification.

ARTICLE VII

SHAREHOLDERS

Section 7.1. Meetings. Meetings of the Shareholders shall be held on such notice, at such time and location and in accordance with the procedures prescribed in or determined in accordance with the Bylaws. The failure to hold an annual meeting of Shareholders does not invalidate the Trust’s existence or affect any otherwise valid trust act.

Section 7.2. Voting Rights. Subject to the provisions of any series or class of Shares then outstanding limiting or expanding the voting rights of such series or class, the Shareholders shall be entitled to vote only on the following matters: (a) the election and removal of Directors as provided in Article V; (b) amendments to the Declaration of Trust, but only to the extent that such amendments require Shareholder approval as provided herein; (c) the dissolution of the Trust, but only to the extent that a dissolution requires Shareholder approval as provided herein; (d) a merger, conversion or consolidation of the Trust, or the sale of all or substantially all of the assets of the Trust, but only to the extent that such transactions require Shareholder approval as provided herein; (e) matters requiring Shareholder approval under the 1940 Act or the rules of any national securities exchange on which the Shares may then be listed for trading; and (f) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action properly taken by the Shareholders at any meeting shall in any way bind the Board or the Trust. Subject to the 1940 Act, the submission of any proposed action of the Trust to the Shareholders for their consideration shall first be approved by the Board.

Section 7.3. Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares, or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell. Holders of Shares shall not be entitled to any appraisal rights or similar rights of objecting Shareholders.

Section 7.4. Shareholder Vote Required to Approve Amendments and Extraordinary Actions. Subject to Article IX, an amendment to the Declaration of Trust requiring Shareholder approval or a merger, conversion, consolidation or dissolution of the Trust, or the sale of all or substantially all of the assets of the Trust, requiring Shareholder approval shall be effective and valid if declared advisable by the Board and approved by the affirmative vote of Shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 7.5. No Action by Shareholders without a Meeting. The Shareholders may act by unanimous written or electronic consent prior to the effectiveness of the Trust’s initial registration statement. Following the effectiveness of the Trust’s initial registration statement, the Shareholders may act only at a meeting of Shareholders as provided herein and in the Bylaws and may not act or vote by written or electronic consent.

Section 7.6. Inspection of Books and Records. Shareholders shall have no right to inspect or copy any of the books or records of the Trust, except as may be determined from time to time by the Board of Directors.

Section 7.7. Shareholder Actions. No person, other than a Director, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust. A Shareholder or Shareholders seeking to bring a derivative action must make a pre-suit demand upon the Board of Directors to bring the subject action and such demand shall not be excused to the maximum extent permitted by Maryland law. The Board of Directors shall be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Board of Directors or a committee thereof shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Board of Directors determines not to bring such action.

ARTICLE VIII

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

Section 8.1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his or her being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Property or the affairs of the Trust by reason of his or her being a Shareholder.

Section 8.2. Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland statutory trust, no Director or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Declaration of Trust or the Certificate of Trust inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.3. Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Trust and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a Director or officer. The Trust may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Certificate of Trust, the Declaration of Trust or the Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.4. Transactions Between the Trust and its Directors, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Board of Directors in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Director, officer, employee or agent of the Trust or any person affiliated with a Director, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 8.5. 1940 Act. The provisions of this Article VIII shall be subject to the limitations of the 1940 Act.

ARTICLE IX

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 9.1. General. The Trust reserves the right from time to time to make any amendment or supplement to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on Shareholders, Directors and officers are granted subject to this reservation. Nothing contained in this Declaration of Trust shall permit the amendment of this Declaration of Trust to impair the exemption from personal liability of the Shareholders or to permit assessments upon Shareholders. All references to the Declaration of Trust shall include all amendments and supplements thereto.

Section 9.2. By Directors. Except as otherwise specifically set forth herein or in the terms of any class or series of Shares, a majority of the entire Board of Directors, with the vote of a majority of the Continuing Directors (as defined herein), may amend, amend and restate, or supplement, the Declaration of Trust in any respect from time to time, without any action by the Shareholders. The Board of Directors has the exclusive power to adopt, amend and repeal the Bylaws and to amend, or amend and restate, the Certificate of Trust.

Section 9.3. By Shareholders.

(a) Amendments Subject to Shareholder Approval. The holders of Shares shall be entitled to vote on amendments to the Declaration of Trust only to the extent provided in this Section 9.3 as follows:

(i) any amendment that would affect their right to vote granted in Article VI and Article VII (provided that nothing in this Section 9.3 shall prevent the Board of Directors from amending the Declaration of Trust without any action by the Shareholders to elect to be subject to the Maryland Control Share Acquisition Act or to add similar provisions to the Declaration of Trust governing the voting rights of Shareholders acquiring or proposing to acquire Shares entitling the holder thereof to exercise specified thresholds of voting power);

(ii) any amendment that would change any rights by reducing the amount payable thereon upon liquidation and dissolution of the Trust or by diminishing or eliminating any voting rights pertaining thereto (except that this provision shall not limit the ability of the Board to authorize, and to cause the Trust to issue, other securities as provided in Article VI);

(iii) any amendment set forth in Section 9.4 (by the vote determined as provided therein); and

(iv) any other amendment submitted to them for their consideration by the Board.

(b) Class or Series Vote. Any amendment required or permitted to be submitted to the Shareholders that, as the Board determines, shall affect the Shareholders of one or more classes or series shall be authorized by a vote of the Shareholders of each class or series affected and no vote of Shareholders of a series or class not affected shall be required.

Section 9.4. Approval of Certain Extraordinary Actions and Amendments to the Declaration of Trust.

(a) Notwithstanding any other provision of the Certificate of Trust or the Declaration of Trust, the affirmative vote of the holders of Shares entitled to cast at least (a) 80% of the votes entitled to be cast on the matter and (b) in the case of a Business Combination (as defined below), 66 2/3% of the votes entitled to be cast thereon by the Shareholders other than votes entitled to be cast thereon by an Interested Party (as defined below) who is (or whose Affiliate or Associate (each as defined below) is) a party to a Business Combination or by an Affiliate or Associate of the Interested Party, in addition to the affirmative vote of 75% of the entire Board of Directors, shall be required to advise, approve, adopt or authorize any of the following:

(i) a merger, consolidation or statutory share exchange of the Trust with or into another person;

(ii) the issuance or transfer by the Trust (in one or a series of transactions in any 12 month period) of any securities of the Trust to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (a) issuances or transfers of debt securities of the Trust, (b) sales of securities of the Trust in connection with a public offering, (c) issuances of securities of the Trust pursuant to a dividend reinvestment plan adopted by the Trust, (d) issuances of securities of the Trust upon the exercise of any stock subscription rights distributed by the Trust and (e) portfolio transactions effected by the Trust in the ordinary course of business;

(iii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Trust (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Trust having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Trust in the ordinary course of its business (transactions within clauses (i), (ii) and (iii) above being known individually as a “Business Combination”);

(iv) the conversion of the Trust to another form of business entity or the voluntary liquidation or dissolution of the Trust, or an amendment to the Charter to terminate the Trust’s existence; or

(v) any shareholder proposal as to specific investment decisions made or to be made with respect to the Trust’s assets.

However, the shareholder vote described in Paragraph (a) of this Section 9.4 will not be required with respect to the foregoing transactions (other than those set forth in (v) above) if they are approved by a vote of 75% of the Continuing Directors. In that case, if Maryland law applicable to a stock corporation requires shareholder approval, the affirmative vote of a majority of the votes entitled to be cast shall be required, and if Maryland law applicable to a stock corporation does not require shareholder approval, no shareholder approval will be required.

“Continuing Directors” means any member of the Board of Directors who (i) is not a person or Affiliate of a person who enters or proposes to enter into any Business Combination with the Trust (an “Interested Party”) and (ii) who has been a member of the Board of Directors of the Trust for a period of at least 12 months, or has been a member of the Board of Directors since the Trust’s initial public offering of Common Shares, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

“Interested Party” shall mean any person, other than an investment company advised by the Trust’s initial investment manager, or any of its Affiliates, that enters, or proposes to enter, into a Business Combination with the Trust.

“Affiliate” and “Associate” shall have the meaning ascribed to each such respective term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(b) Continuing Directors of the Trust acting by vote of at least 75% shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (i) whether a person is an Affiliate or Associate of another, and (ii) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Trust in any Business Combination has, an aggregate fair market value of $1,000,000 or more.

(c) Notwithstanding any other provision of the Certificate of Trust, the Declaration of Trust or the Bylaws, the affirmative vote of 75% of the entire Board of Directors shall be required to advise, approve, adopt or authorize any amendment to Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.6, this Article IX, Article X or Article XI (except under the conditions specifically authorized therein) or the conversion of the Trust from a “closed-end company” to an “open-end company” (as those terms are defined in the 1940 Act), and any amendments to Section 3.1 and otherwise to the Certificate of Trust, the Declaration of Trust or the Bylaws necessary to effect the conversion. Such conversion or any such amendment shall also require the approval of the holders of 75% of the votes entitled to be cast thereon by shareholders of the Trust unless approved by a vote of 75% of the Continuing Directors, in which event such conversion or amendment shall require the approval of the holders of a majority of the votes entitled to be cast thereon by the Shareholders.

ARTICLE X

MERGER, CONSOLIDATION, SALE OF TRUST PROPERTY OR CONVERSION

Subject to the provisions of any series or class of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity, (c) sell all or substantially all of the Trust Property or (d) convert the Trust into another legal entity. Any such action must be declared advisable by the Board of Directors and approved by the Shareholders in the manner set forth in this Declaration of Trust. Notwithstanding the foregoing, and except as provided in Article IX, the Board of Directors, without any action by the Shareholders, may approve any merger in which the Trust is the successor, or any other merger, reorganization or other Business Combination in which the Common Shares remain issued and outstanding without any amendment to the terms thereof that would not otherwise be permitted without Shareholder action.

ARTICLE XI

TERM OF TRUST

Section 11.1. Duration Unless (i) earlier dissolved, (ii) the term is extended pursuant to this Article XI or this Article XI is amended pursuant to paragraph (c) of Section 11.2, the Trust shall have a limited period of existence and shall dissolve at the close of business twelve years from the date of effectiveness of the Trust’s initial registration statement with the Commission (“Termination Date”), or, if applicable, at the close of business on the Extended Termination Date (as defined below).

Section 11.2. Termination.

(a) General. After the close of business on the Termination Date, or, if applicable, the Extended Termination Date (as defined below), if the Trust has not been caused to have a perpetual existence pursuant to this Article XI, the Board of Directors shall proceed to wind up the affairs of, and liquidate, the Trust in accordance with this Article XI.

(b) Extension of Termination Date. Notwithstanding Section 11.1 of this Article XI, the Board may approve an extension of the dissolution date of the Trust to a date after the Termination Date (i) for one period that may in no event exceed one year following the Termination Date, and (ii) for one additional period that may in no event exceed one year, to a maximum date up to and including the second anniversary of the Termination Date, in each case without Shareholder approval (in each case, the “Extended Termination Date”), upon the affirmative vote of a majority of the entire Board of Directors and 75% of the members of the Board of Directors who either (x) have been a member of the Board of Directors for a period of at least 36 months (or since the commencement of the Trust’s operations, if less than 36 months) or (y) were nominated to serve as a member of the Board of Directors by a majority of the Continuing Directors then members of the Board of Directors (a “Board Action Vote”).

(c) Eligible Tender Offer. As of a date within 12 months preceding the Termination Date, or, as applicable, within 12 months preceding the expiration date of an extended term of the Trust pursuant to Section 11.2(b), the Board of Directors may (but is not required to), by a Board Action Vote, cause the Trust to conduct a tender offer to all common Shareholders to purchase all outstanding Common Shares at a price equal to the net asset value per Common Share on the expiration date of the tender offer (an “Eligible Tender Offer”). If the payment for properly tendered shares would result in the Trust’s net assets totaling less than $200 million (the “Termination Threshold”), the Eligible Tender Offer shall be canceled, no

Shares will be repurchased pursuant to the Eligible Tender Offer, and the Trust will dissolve as scheduled in accordance with clause (a) of this Section 11.2. If an Eligible Tender Offer is conducted and the payment for properly tendered Shares would result in the Trust’s net assets totaling greater than or equal to the Termination Threshold, all Common Shares properly tendered and not withdrawn will be purchased by the Trust pursuant to the terms of the Eligible Tender Offer. Following the consummation of an Eligible Tender Offer, the Board of Directors, by a Board Action Vote, and without any action by the Shareholders, may amend this Declaration of Trust to provide that the Trust shall have a perpetual term.

(d) Procedure for Winding Up and Liquidating the Trust. After dissolution, the Board of Directors shall proceed to wind up the affairs of the Trust and all of the powers of the Board under this Declaration shall continue until the affairs of the Trust shall have been wound up as contemplated by the Act. The Board may, to the extent it deems appropriate, adopt a plan of liquidation at any time preceding the anticipated dissolution date, which plan of liquidation may set forth the terms and conditions for implementing the dissolution and liquidation of the Trust under this Article XI. Shareholders of the Trust shall not be entitled to vote on the adoption of any such plan or the dissolution and liquidation of the Trust under this Article XI except to the extent required by the 1940 Act. Following completion of winding up of its business, the Directors shall cause a certificate of cancellation of the Certificate of Trust to be filed in accordance with the Act.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Governing Law. The Declaration of Trust is adopted by a majority of the Directors with reference to the laws of the State of Maryland, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof. The laws of the State of Maryland pertaining to trusts formed under the common law shall not apply to the Trust.

Section 12.2. Certificate of Trust, Declaration and Bylaws; Governing Instrument. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate of Trust, Declaration of Trust and the Bylaws of the Trust, each as may be amended from time to time. The Declaration of Trust and the Bylaws together constitute the governing instrument of the Trust within the meaning of the Act.

Section 12.3. Subsidiaries. The Board, without any action by the Shareholders, may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over all of the Trust Property or to carry on any business in which the Trust shall directly or indirectly have any interest and to sell, convey, and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Trust holds or is about to acquire shares or any other interests.

Section 12.4. Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the secretary or an assistant secretary of the Trust or a Director, and if certifying to: (a) the number or identity of Directors, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Directors or Shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the dissolution of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 12.5. Severability.

(a) The provisions of the Declaration of Trust are severable, and if the Board of Directors shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Act, the 1940 Act or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Directors, the Board shall amend the Declaration of Trust in the manner provided herein.

(b) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 12.6. Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust.

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As adopted by the Directors on September 22, 2020.